CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 50 to the registration statement on Form N-1A (File No. 811-7513 and 333-515) ("Registration Statement") of our reports dated August 8, 2002 and August 9, 2002, relating to the financial statements and financial highlights appearing in the June 30, 2002 Annuals Reports of Putnam International Growth and Income Fund and Putnam Small Cap Growth Fund, each a series of Putnam Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
October 24, 2002